EMPLOYMENT AGREEMENT

         This Agreement is effective as of the ___ day of _______, 2005 ("Agreement") and is by and between EAUTOCLAIMS, INC., a Nevada corporation ("Company"), and ERIC SEIDEL, a resident of the State of Florida ("Executive").

          WHEREAS, the Company and the Executive entered into an Employment Agreement effective February 1, 2003;

         WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company pursuant to revised terms and conditions; and

         WHEREAS, the Company and the Executive wish to enter into a new employment agreement, covering the continued employment of the Executive by the Company.

         NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive agree as follows:

         1. Term of Employment

            (a) Offer/Acceptance/Effective Date. The Company hereby offers employment to the Executive, and the Executive hereby accepts employment with the Company, subject to the terms and conditions set forth in this Agreement.

            (b) Termination of Prior Agreement. This Agreement supersedes and replaces the previous Employment Agreement, which expired on February 1, 2005.

            (c) Term. The term of this Agreement shall commence on the date first indicated above and shall remain in effect for two (2) years thereafter (Term").

         2. Duties.

            (a) General Duties. The Executive shall serve as the President and Chief Executive Officer of the Company with duties and responsibilities that are customary for such executives including, without limitation, the overall management, leadership and future vision of the Company subject to the approval and ratification of such other duties from time to time by the Board of Directors of the Company.

            (b) Best Efforts. The Executive covenants to use his best efforts to perform his duties and discharge his responsibilities pursuant to this Agreement in a competent, diligent and faithful manner.

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            (c) Devotion of Time. The Executive shall devote substantially all of his time, attention and energies during normal business hours to the Company's affairs (exclusive of periods of sickness and disability and of such normal holiday and vacation periods as have been established by the Company). Notwithstanding the foregoing, Executive shall have the right and is encouraged to devote time, attention and energies during normal business hours to Civic and business organizations. Executive's devotion of time, attention and energies during normal business hours to such endeavors shall not be a breach of this employment agreement. It is also understood the Executive has personal business investments that from time to time may require his attention during business hours, such activities shall not be of competing interests to the company and shall not be a breach of his employment agreement.

         3. Compensation and Expenses.

            (a) Base Salary. For the services of the Executive to be rendered by him under this Agreement, the Company shall pay the Executive an annual base salary ("Base Salary") of One Hundred Seventy Thousand Dollars ($170,000). If the Company is able to generate positive cumulative EBITDA (which excludes non-cash compensatory and equity charges under GAAP) of greater than $50,000 in any three (3) consecutive months, the Company will increase the Base Salary to Two Hundred Thousand Dollars ($200,000).

            The Base Salary shall be prorated for any period of less than a full calendar year. The Company shall pay the Executive his Base Salary in equal installments no less frequently than semi-monthly.

            (b) Base Salary Adjustment. The Base Salary may not be decreased hereunder during the Term of this Agreement, but may be increased upon review by, and at the sole discretion of, the Company's Board of Directors.

            (c) Bonus. Executive shall be entitled to receive quarterly bonus compensation in an amount as approved by the Company's Board of Directors based upon the performance criteria as may be established by the Compensation committee from time to time. Such bonuses may be paid in cash or issued in shares of the Company's common stock as elected by Executive and will be advanced monthly. At no time may the bonus be less than 3% of the Company's EBITDA as computed under GAAP.

            (d) Option Bonus: The Executive shall be entitled to receive an option to purchase not less than 25,000 shares of the Company's common stock, exercisable at the fair market price, for each month the Company has net income before income taxes and extraordinary items, as computed in accordance with GAAP (the "Bonus Options"). The Bonus Options shall vest during the remaining term of the Executives employment Agreement, and will expire not less than five (5) years from the date of grant.

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            (e) Expenses. In addition to any compensation received pursuant to this Section 3, the Company will pay on behalf of the Executive or will reimburse the Executive for all reasonable expenses incurred in connection with the performance of his duties under this Agreement, including but not limited to expenses for travel, education, seminars, trade shows, entertainment, and professional dues, provided that the Executive properly accounts for such expenses to the Company in accordance with the Company's practices. Such advance payments and/or reimbursements shall include travel, lodging and food costs for the Executive's immediate family to the extent they accompany the Executive on business related travel.

            (f) Subsidiary and Affiliate Payments. In recognition of the fact that in the course of the performance of his duties hereunder, the Executive may provide substantial benefits to the Company's subsidiaries or affiliated companies, the Executive and the Company may at any time and from time to time agree that all or any portion of the compensation due the Executive hereunder may be paid directly to the Executive by one or more of the Company's subsidiaries or affiliated companies.

            (g) Additional Equity Based Incentive Compensation. The Executive shall be entitled to additional annual equity-based incentive compensation as set forth in the Company's Management Incentive Compensation Plan as established by the Compensation Committee of the Board of Directors.

            (h) Personal Expense Allowance. In addition to the reimbursement of expenses under subsection (d) above, the Company shall pay the Executive a personal expense allowance of not less than $1,000 per month during the term of this Agreement.

            (i) Stock. The Company agrees to issue Executive one million (1,000,000) shares of its common stock, par value $.0001 (the "Shares") upon execution of this Agreement. The Shares shall contain a restrictive legend under Rule 144. The Company agrees to include the Shares in a Form S-8 Registration Statement when filed by the Company.

            (j) Executive Option to Elect Payment in Stock. At the election of the Executive, any compensation payable hereunder including the severance or termination payments described in this Agreement, may be made one-half (1/2) in cash and one-half (1/2) in the Company's Shares valued at 75% of the average closing price of the Company's Shares over the 30 trading days preceding the termination date. Any Shares issued to the Executive shall be registrable under a Form S-8 and shall have "piggyback" registration rights.

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         4. Benefits.

            (a) Vacation and Holidays. For each calendar year during the Term during which the Executive is employed, the Executive shall be entitled to vacation (which shall accrue and vest, except as may be hereinafter provided to the contrary, on each January lst thereof) without loss of compensation or other benefits to which he is entitled under this Agreement, as follows:

                (i) For the remainder of calendar year 2005, 20 work days;

                (ii) For calendar year 2006, 20 work days.

                The Executive shall carry-over any vacation time earned in his previous employment agreement. The Executive will also be entitled to the paid holidays set forth in the Company's policies.

                If the Executive is unable to take all of his vacation days during a year for which he becomes vested therein, then the Executive at his sole option, may elect to (x) carry over any unused vacation to the next calendar year to be used solely in that next year or (y) receive an appropriate pro rata portion of his Base Salary corresponding to the year in which vacation days vested.

                The Executive shall take his vacation at such times as the Executive may select and the affairs of the Company or any of its subsidiaries or affiliates may permit.

            (b) Employee Benefit Programs. In addition to the compensation to which the Executive is entitled pursuant to the provisions of Section 3 hereof, during the Term, the Executive will be entitled to participate in any stock option plan, stock purchase plan, pension or retirement plan, and insurance or other employee benefit plan that is maintained at that time by the Company for its employees, including any programs of life, disability, basic medical and dental, and supplemental medical and dental insurance.

            (c) Automobile Allowance. During the Term of this Agreement, the Company shall pay the Executive an additional $750 per month as an automobile allowance to be applied to any automobile expense incurred by the Executive, which amount may be increased but not decreased by the Board of Directors.

            (d) Annual Physical. The Executive agrees to have an annual physical examination performed by a physician of his choice during each year of this Agreement. The Company shall reimburse Executive for the costs of his annual physical examination.

            (e) Educational Benefits. The Company shall pay or reimburse the Executive for all educational endeavors of the Executive, provided the educational establishment is considered of good reputation and the studies are relevant to the Company's business or the Executive's management duties.

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         5. Termination.

            (a) Termination by Company for Cause. The Company may only terminate the Executive's employment pursuant to this Agreement before expiration of the Term, for cause only upon fulfillment of the events described in subparagraph 5(a)(i) below. Upon any such termination for cause, the Executive shall have no right to other compensation, bonus or reimbursement under Section 3 or to participate in any employee benefit programs or other benefits to which he may be entitled under Section 4 for any period subsequent to the effective date of termination; provided, however, that any vested but unexercised options shall remain in effect following any such termination but all unvested options shall expire.

            For purposes of this Agreement, the term "cause" shall mean only:

                (i) the Executive's conviction of a crime involving fraud, theft or misappropriation involving the Company or any of its subsidiaries or affiliates and all appeals with respect thereto have been extinguished or abandoned by the Executive;

                The Board of Directors shall have the right to terminate this agreement for reasons other than for cause. In such event the Company shall be obligated to make severance payments to Executive pursuant to the other provisions of this agreement.

            (b) Death or Disability. This Agreement and the Company's obligations hereunder will terminate upon the death or disability of the Executive. For purposes of this Section 5(b), "disability" shall mean that for a period of six (6) months in any twelve-month period, the Executive is incapable of substantially fulfilling the essential functions of the Executive's duties set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease as determined by an independent physician mutually acceptable to the Company and the Executive. Upon any termination of this Agreement due to death or disability, the Company will promptly pay the Executive or his designated beneficiaries, as the case may be, any accrued but unpaid then current Base Salary (which may include any accrued but unused vacation time) through the date of such termination of employment plus any other compensation that may be due and unpaid plus a lump-sum payment equal to 2.99 times the then current Base Salary. Any unexercised options will remain in effect in accordance with such options terms.

            (c) Voluntary Termination. Prior to any other termination of this Agreement, the Executive may, on thirty-days (30) prior written notice to the Company given at any time during the Term, terminate his employment with the Company. Upon any such termination with proper notice, the Company shall promptly pay the Executive any accrued but unpaid Base Salary through the date


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of such termination of employment (not including any accrued but unused vacation time) and the Executive shall have no further right to other compensation, bonus or reimbursement under Section 3 or to participate in any employee benefit programs or other benefits to which he may be entitled under Section 4 for any period subsequent to the effective date of such termination; provided, however, that any vested but unexercised options shall remain in effect following any such termination (subject to the provisions of the applicable option agreement) and all unvested options shall immediately vest upon such termination.

            (d) Termination for any reason other than for "Cause", Death or Disability or Voluntary Termination. In the event the Executive's employment is terminated for any reason other than (i) for "Cause" (paragraph 5(a), (ii) Death or Disability (paragraph 5(b), (iii) Voluntary Termination by Executive (paragraph 5(c)), then the Company shall be obligated to immediately pay the Executive a cash lump sum equal to 2 times the then current Base Salary and any vested but unexercised options shall remain in effect and all unvested options shall immediately vest upon the effective date of termination pursuant to this paragraph.

            (e) Termination of Agreement through stated Term. If the Company does not employee the Executive beyond the expiration of the Term, the Company shall pay the Executive the base salary in effect upon expiration of the Term in equal monthly amounts during the 12 months after termination. In addition, all unvested options shall immediately vest upon the effective date of termination of this Agreement pursuant to this paragraph.

         6. Restrictive Covenants.

            (a) Competition with the Company. The Executive covenants and agrees that during the Term, and for a period of six (6) months after termination of this Agreement, the Executive shall not, without the prior written consent of the Company, directly or indirectly (whether as a sole proprietor, partner, member, stockholder, director, officer, employee or in any other capacity as principal or agent) compete with the Company. Notwithstanding the foregoing, if the Executive is terminated pursuant to Section 5(d) or termination occurs for any reason other than for "Cause" (including voluntary termination by Executive) after a Change of Control as described in Section 7, the 6-month non-compete provision set forth in this Section 6(a) shall be released and be of no further force or effect, unless the Executive elects to have the non-competition covenant take effect, in which case the Company shall pay the Executive his Base Salary in 12 equal month payments. Notwithstanding this restriction, Executive shall be entitled to invest in stock of other competing public companies so long as his ownership is less than 5% of such company's outstanding shares.

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            (b) Disclosure of Confidential Information.

                (i) The Executive acknowledges that during his employment he will gain and have access to confidential information regarding the Company and its subsidiaries and affiliates. The Executive acknowledges that such confidential information as acquired and used by the Company or any of its subsidiaries or affiliates constitutes a special, valuable and unique asset in which the Company or its subsidiaries or affiliates, as the case may be, holds a legitimate business interest. All records, files, materials and confidential information (the "Confidential Information") obtained by the Executive in the course of his employment with the Company shall be deemed confidential and proprietary and shall remain the exclusive property of the Company or its subsidiaries or affiliates, as the case may be. The Executive shall not, except in connection with and as required by his performance of his duties under this Agreement, (i) use any Confidential Information for his own benefit or the benefit of any person or entity with which he may be associated other than the Company; or (ii) disclose any Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of the Board of Directors of the Company, unless such information previously shall have become public knowledge through no action by or omission of the Executive.

                (ii) If the Executive is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, or similar process) or is required by a regulatory body to make any disclosure that is prohibited or otherwise constrained by this Agreement, the Executive will proved the Company with prompt notice of such request so that the Company may seek an appropriate protective order or other appropriate remedy. Subject to the foregoing, the Executive may furnish that portion of the Confidential Information that, in the written opinion of its counsel reasonably acceptable to the Company, the Executive is legally compelled or is otherwise required to disclose or else stand liable for contempt or suffer other material censure or material penalty.

            (c) Subversion, Disruption or Interference. At no time during the Term of this Agreement shall the Executive, directly or indirectly, interfere, induce, influence, combine or conspire with, or attempt to induce, influence, combine or conspire with, any of the employees of, or consultants to, the Company to terminate their relationship with the Company or compete with or ally against the Company or any of its subsidiaries or affiliates in the business in which the Company or any of its subsidiaries or affiliates is then engaged in. The Executive shall be permitted to enter into outside business interests with employees and or consultants, provided it shall not have an adverse effect or be of a competitive nature to the company.

            (d) Enforcement of Restrictions. The parties hereby agree that any violation by Executive of the covenants contained in this Section 6 will likely cause irreparable damage to the Company or its subsidiaries and affiliates and may be restrained by process issued out of a court of competent jurisdiction, in addition to any other remedies provided by law.

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         7. Change of Control.

            (a) For purposes of this Agreement, "Change of Control" means:

                (i) the closing of any merger, combination, consolidation or similar business transaction involving the Company in which the holders of a majority of the shares of the common stock of the Company immediately prior to such closing are not the holders of a majority of the ordinary voting securities of the surviving entity in such transaction; or

                (ii)the closing of any sale by the Company of all or substantially all of its assets to an acquiring entity in which the holders of a majority of the shares of common stock of the Company immediately prior to such closing are not the holders of a majority of the ordinary voting securities of the acquiring entity; or

                (iii) the closing of any sale by the holders of common stock of the Company of an amount of common stock that equals or exceeds a majority of the shares of common stock of the Company immediately prior to such closing to an entity in which the holders of a majority of the shares of the common stock of the Company immediately prior to such closing are not the holders of a majority of the ordinary voting securities; or

                (iv) a change in the composition of the Board of Directors of the Company such that the current members of the Board of Directors are no longer the majority in number of the Board of Directors.

                (v) An Event of Default is declared under the Securities Purchase Agreement, Registration Rights Agreement, Certificate of Designation of Series A Preferred Stock or other related agreements with the holders of the Company's Series A Preferred Stock.

                (vi) Any holder of the Series A Preferred Stock elects to convert the Series A Preferred Stock into shares of the Company's common stock, which results in the holders of the Series A Preferred Stock (or their affiliates) owning greater than fifteen percent (15%) of the outstanding number of shares of the Company's common stock.

            (b) If, during the Term, the Executive's employment is terminated by the Company after a Change of Control, the Executive shall be entitled to promptly receive, subject to the provisions of subsection (c) below, a lump-sum payment equal to 2.99 times the Executive's current Base Salary in addition to any other compensation that may be due to and owing to the Executive under
Section 3 hereof and all stock options issued to Executive shall immediately vest and be exercisable in full at any time over the remaining term of the stock options. In addition, in the event of a Change of Control, the Executive shall be released from the non-competition provisions of Section 6(a) and such restrictive covenants against competition shall be of no further force or effect.

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            (c) If, during the Term, a Change of Control event occurs and the
Executive voluntarily terminates pursuant to Section 5(c), the Executive shall be immediately and automatically released from the non-competition provisions of
Section 6(a) and this non-compete restrictive covenant shall be of no further force or effect.

            (d) The amounts payable to the Executive under any other compensation arrangement maintained by the Company which become payable after payment of the lump-sum provided for in subsection (b) above upon or as a result of the exercise by Executive of rights which are contingent on a Change of Control (and would be considered a "parachute payment" under Internal Revenue Code 280G and regulations thereunder), shall be reduced to the extent necessary so that such amounts, when added to such lumps-sum, do not exceed 2.99 times the Executive's Base Salary (as computed in accordance with provisions of the Internal Revenue Code of 1986, as amended and any regulations promulgated thereunder) for determining whether the Executive has received an excess parachute payment. Any such excess amount shall be deferred and paid in the next tax year.

            (e) In the event of a proposed Change of Control, the Company will allow the Executive to participate in all meetings and negotiations related thereto.

         9. Indemnification and Insurance. To the maximum extent permitted by law and the Company's by-laws, the Company shall indemnify the Executive with respect to the performance of his duties under this Agreement. The Company will maintain directors and officers liability insurance, and agrees to advance to the Executive the costs of defense of any lawsuit against him with respect to his service to the Company under this Agreement.

         10. Assignability. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the assets and business of the Company. The Executive's rights and obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive will be void.

         11. Severability. If any provision of this Agreement is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other; provided, however, that the provisions of
Section 6 may be modified and enforced by a court in any legal or equitable action as necessary to comply with applicable law as determined by the court. The remaining provisions of this Agreement shall be valid and binding.

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         12. Notice. Notices given pursuant to the provisions of this Agreement shall be sent by certified mail, postage prepaid, or by overnight courier, or telecopier, to the following address:

         To the Company:         eAutoclaims, Inc.
                                 110 East Douglas Road
                                 Oldsmar, FL 34677

         To the Executive:       Eric Seidel
                                 144 Share Drive Place
                                 Oldsmar, FL 34677

         Either party may, from time to time, designate any other address to which any such notice to it or him shall be sent. Any such notice, shall be deemed to have been delivered upon the earlier of actual receipt or four days after deposit in the mail, if by certified mail.

         13.      Miscellaneous.

            (a) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal, substantive laws of the State of Florida without giving effect to the conflict of laws rules thereof.

            (b) Waiver/Amendment. The waiver by any party to this Agreement of a breach of any provision hereof by any other party shall not be construed as a waiver of any subsequent breach by any party. No provision of this Agreement may be terminated, amended, supplemented, waived or modified other than by an instrument in writing signed by the party against whom the enforcement of the termination, amendment, supplement, waiver or modification is sought.

            (c) Attorney's Fees. In the event any legal or equitable action is commenced to enforce the terms and conditions hereof, the prevailing party shall be entitled to reasonable attorneys' fees, costs and expenses.

            (d) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and replaces and supersedes any prior agreements or understandings.

            (e) Counterparts. This Agreement may be executed in counterparts, all of which shall constitute one and the same instrument.

            (f) Attorney Review. The parties acknowledge that each has had an opportunity to retain an attorney to review the terms and conditions of this Agreement. No provision hereof shall be interpreted against the interests of one party solely because such provision was drafted by such party or by the attorney for such party.

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            (g) Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach of this Agreement, shall be settled by arbitration in accordance with the rules of the American Arbitration Association conducted in a location selected by the Company. A judgment of a court having jurisdiction may be entered upon the arbitrator's award.

        IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the day and year first above written.


COMPANY:

EAUTOCLAIMS, INC.

By:
   --------------------------------------------------

Name:
     ------------------------------------------------

Its:
    -------------------------------------------------


EXECUTIVE:

--------------------------------
ERIC SEIDEL


MTC/ej/343885/v5
5/23/05


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